Exhibit 4.16

Exclusive Option Agreement

This Exclusive Option Agreement (hereinafter referred to as this “Agreement”) is entered into by and among the following parties in Beijing on May 10, 2018:

Party A:

Beijing Dexin Dongfang Network Technology Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing within the territory of the People’s Republic of China (hereinafter the “PRC”) with its uniform social credit code of 91110108MA01AWYY4A and its registered address at Suite 304, F/10, Block B, Building No. 3, Haidian Avenue, Haidian District, Beijing;

Party B:

New Oriental Education Technology Group Limited, a limited liability company duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91110108726367151N and registered address at F/9, 6 Haidian Middle Street, Haidian District, Beijing;

Linzhi Tencent Technology Co., Ltd., a limited liability company duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91540400MA6T10MD6L and its registered address at 202-3 Linzhi Biotechnology Industrial Park, Bayi Town, Bayi District, Linzhi City, Tibet;

Tianjin Xuncheng Yiyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05P74885 and its registered address at Suite 1105, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Luyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA06H05071 and its registered address at Suite 1106, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Bayue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC; with its uniform social credit code of 91120222MA05P38239 and its registered address at Suite 1108, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Jiuyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05P29199 and its registered address at Suite 1109, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Shiyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05N0621A and its registered address at Suite 1110, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Shieryue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA06H0486G and its registered address at Suite 1107, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Shisanyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA06G95810 and its registered address at Suite 1111, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

(The foregoing enterprises listed as Party B are all of the existing shareholders of Party C, with their contributions to and shares in Party C’s registered capital as set forth in Appendix I.)

Party C:

Beijing New Oriental-Xuncheng Network Technologies Co., Ltd., a company limited by shares duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 9111010877256341X4 and registered address at 801-01 F/8 Haidian East Third Street, Haidian District, Beijing;

Party A, Party B and Party C are hereinafter referred to as a “Party” individually, and collectively as the “Parties”.)

WHEREAS:

Party B holds a total of 100% equity interest in Party C. NOW, THEREFORE, intending to be lawfully bound, the foregoing Parties hereby agree as follows upon friendly consultation with respect to Party A’s or its designated third party’s purchase of the equity interest held by Party B in Party C:

1.	Exclusive Purchase of Option

1.1

Commencing from the date on which this Agreement is executed, in any of the following circumstances, Party A shall have the right to, at any time, request Party B (subject to Party A’s specific request) transfer all or part of the 100% equity interest held by Party B in Party C (hereinafter the “Subject Matter Equity”), and Party B shall, at Party A’s request, transfer the “Subject Matter Equity” to Party A or any third party designated by Party A:

(1)	Party A or any third party designated by Party A is permitted by PRC laws and regulations to hold all or part of the Subject Matter Equity; or

(2)	Any other circumstance deemed by Party A as appropriate or necessary to the extent permitted by PRC laws and regulations.

Any equity interest to be purchased by Party A under this Contract shall be exclusive, unconditional and irrevocable.

1.2

The Parties agree that, subject to the terms and conditions of this Agreement and to the extent not inconsistent with PRC laws, Party A shall have the right to decide to exercise all or part of the exclusive purchase option and obtain all or part of the Subject Matter Equity. The Parties further agree that Party A shall not be subject to any restriction in terms of the time, method, quantity and frequency of its exercise of the exclusive purchase option under this Agreement.

1.3

The Parties agree that, subject to the terms and conditions of this Agreement and to the extent not inconsistent with PRC laws, Party A may designate any third party to accept the transfer of all or part of the Subject Matter Equity, and Party B shall not refuse to transfer all or part of the Subject Matter Equity to such designated third party unless expressly prohibited by PRC laws.

1.4

Before all the Subject Matter Equity is transferred to Party A or any third party designated by Party A pursuant to this Agreement, i.e., before Party B ceases to hold any equity interest in Party C, Party B shall not transfer the Subject Matter Equity to any third party without Party A’s prior written consent. In addition, unless the existence of other Equity Pledge Agreement separately executed by Party A and Party B, Party B shall not pledge the Subject Matter Equity to any third party or create any encumbrance thereon.

1.5

Party B agrees that as Party C’s shareholder, if Party B obtains any dividend, bonus or remaining assets lawfully from Party C before Party B transferred the Subject Matter Equity of Party C to Party A, it will pay all the proceeds to Party A promptly upon receiving such proceeds subject to compliance with relevant PRC laws and regulations and after paying the taxes or fees required by relevant laws and regulations.

2.	Procedures

2.1

If Party A decides to exercise the exclusive purchase option pursuant to the foregoing Article 1.1, then it shall send a written notice to Party B (in the format as set forth in Appendix IV hereto), stating the proportion or quantity of the Subject Matter Equity to be transferred and the name and status of the transferee. Party B and Party C shall, within seven days from receipt of Party A’s notice, provide all necessary materials and documents for handling the formalities for equity transfer registration, including the execution of an Equity Transfer Contract and Letter of Consent in the format as set forth in Appendix II and III hereto.

2.2

To the extent not inconsistent with PRC laws, except for the notice as set forth in Article 2.1 hereof, Party A’s exercise of its option to purchase the Subject Matter Equity shall not be subject to any other prerequisite or collateral conditions or procedures.

2.3

Party B shall provide Party C with necessary and timely assistance in completing the approval formalities with the approval authorities (if so required by law) and completing the formalities for equity transfer with the industrial and commercial administration.

2.4

The completion of the transfer formalities for all the 100% equity interest of Party C pursuant to this Exclusive Purchase Option Agreement shall mean the completion of the exercise of the exclusive purchase option.

3.	Transfer Price

3.1

The Parties acknowledge that to the extent not inconsistent with PRC laws and regulations, the Subject Matter Equity shall be transferred without consideration or at the lowest price permitted by PRC laws and regulations. If the Subject Matter Equity is transferred by stages or in batch, then the relevant amount of the transfer prices shall be determined based on the specific time of transfer and the proportion of the Subject Matter Equity to be transferred.

3.2	The Parties shall, pursuant to the law, be respectively liable for the taxes and fees arising from the transfer and subsequent donation of the Subject Matter Equity.

3.3

If the Subject Matter Equity is not transferred in the method of unrequited transfer, then Party B agrees that, when Party A or Party A’s third party exercises its option, all the prices for exercising the option obtained by Party B shall be donated to Party C without any consideration, or be fully donated to Party A or its designated third party at Party A’s request.

4.	Undertakings and Warranties

4.1	Each Party hereby represents and warrants to the other Parties as follows:

(1)

Such party has all the necessary power, capacity and authority to enter into this Agreement, exercise all the rights under this Agreement and perform all its obligations and liabilities under this Agreement;

(2)	Such party has undergone all necessary internal procedures, and obtained all necessary internal and external authority and approval, for executing this Contract; and

(3)	The execution or performance of this Agreement will not constitute a breach of any major contract or agreement governing such party or its assets.

4.2	Party B and Party C severally and jointly make the following further representations, undertakings and warranties to Party A:

(1)

On the effective date of this Agreement, all the companies listed in this agreement as Party B shall be enterprises incorporated within the territory of PRC and lawfully possess all the equity interest in Party C, and has full and valid right to dispose of such equity. Party C’s registered capital has been paid in full. Except for the pledge rights created under the Equity Pledge Agreement executed by the Parties, and any other rights approved by Party A in writing, no mortgage, pledge, security or other third-party encumbrances have been created on the equity interest held by Party B in Party C, and such equity interest shall be free from any third-party recourse. And no third party shall have the right to request any allocation, distribution, sale, transfer or conversion of any equity interest in Party C pursuant to any purchase of option, conversion right, preemptive right or other agreements.

(2)

During the term of this Agreement, except for the pledge rights created pursuant to the Equity Pledge Agreement executed by the Parties or with Party A’s prior written consent, Party B shall not transfer any equity interest in Party C to any third party, or create any mortgage, pledge or any other form of security or any other third-party encumbrances, and shall warrant that such equity interest is free from any third-party recourse.

(3)

To the extent permitted by relevant PRC laws and regulations, Party B and Party C shall, based on Party A’s term of operation approved, extend Party C’s term of business accordingly so that it is consistent with Party A’s term of business.

(4)

During the term of this Agreement, Party B and Party C will make their utmost efforts to preserve and increase the value of Party C’s assets. Unless with Party A’s prior written consent, they may not transfer or otherwise dispose of Party C’s assets, terminate any major agreement to which Party C is one of the parties, or enter into any agreement that may affect Party C’s assets or financial condition.

(5)

If Party C is liquidated or dissolved during the term of this Agreement, Party B and Party C will appoint personnel recommended by Party A to form a liquidation committee to manage Party C’s property to the extent permitted by PRC laws and regulations. Party B acknowledges that in the event Party C is liquidated or dissolved, no matter whether the foregoing provision hereof is performed, it agrees to deliver all the remaining property obtained from the liquidation of Party C to Party A or its designated third party pursuant to PRC laws and regulations.

5.	Appendices

The appendices hereto shall constitute an integral part of this Agreement and shall have the same legal effect as the remaining parts of this Agreement.

6.	Confidentiality

All terms of this Agreement and this Agreement itself shall be confidential information, and none of the parties may disclose to any third party, except to any officers, directors, employees, agents or professional consultants in connection with this project and with duty for confidentiality to such party, and unless that either party is required by laws to disclose any information relating to this Agreement to any government, stock exchange or relevant regulatory authorities, the public or shareholders or file this Agreement with the relevant authorities for the record. This provision shall be legally valid regardless of whether this Agreement is altered, terminated or expires.

7.	Liability for Breach of Agreement

If either party fails to perform any of its obligations under this Agreement, or any of such party’s representations or warranties under this Agreement is materially untrue or inaccurate, then such party shall constitute a breach of this Agreement and shall make full compensation for any economic losses actually sustained by the other party.

8.	Miscellaneous

8.1

This Agreement shall be governed by PRC laws in all respects. Any dispute arising from the performance of this Agreement shall be resolved by the Parties through friendly negotiation. If such consultation is unsuccessful, the dispute shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with the then valid arbitration rules of CIETAC to be conducted in Beijing in Chinese. The arbitration award shall be final and binding on all parties. The remaining parts of this Agreement other than the part submitted for arbitration shall remain valid. Subject to relevant provisions of PRC laws, the arbitrators may issue injunctive relief with respect to Party C’s equity or assets (e.g., conduct of business activities or compulsory asset transfer), take interim remedial measures, or order liquidation of Party C through arbitration. Subject to relevant provisions of PRC laws, pending the constitution of the arbitral tribunal or on an appropriate occasion, the court having competent jurisdiction (including any court in Hong Kong, the place of incorporation of Party A’s affiliate listed or to be listed, the place of incorporation of Party C, or the place of incorporation of its affiliate listed or to be listed, or the place where Party C’s major assets are located). Upon the effectiveness of the arbitration award, either party shall have the right to apply for the enforcement of the arbitration award with the foregoing court having competent jurisdiction.

8.2

This Agreement shall be effective as of the date on which it is signed by the Parties, and shall expire after Party A or its designated third party exercises its option under this Agreement and obtains the 100% equity interest in Party C or 30 days after Party A sent a written notice of terminating this Agreement to the other Parties.. To the extent permitted by laws and regulations, upon termination of this Agreement, Party B shall refund the transfer prices (if any) paid by Party A or its designated third party by exercising its exclusive purchase option under this Agreement to Party A or its designated third party.

8.3

The Parties acknowledge that this Agreement shall be enforced to the extent permitted by law. If any provision or any part of a provision of this Agreement is held by any authorities or court having competent jurisdiction to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall not affect the remaining provisions or other parts of the provision of this Agreement which shall remain in full force and effect, and the Parties shall make their utmost efforts to amend such illegal, invalid or unenforceable provisions to realize the purpose of the original provisions.

8.4

As the holding company of Party A will be subject to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (hereinafter the “Listing Rules”) and relevant listing policies, decisions and guidelines after being listed, if the transaction under this Agreement fails to comply with the Listing Rules, listing policies, decisions or guidelines, then, to the reasonable and feasible extent not inconsistent with PRC laws, the Parties to this Agreement shall amend this Agreement based on the laws, regulations or regulator opinions issued by the Stock Exchange of Hong Kong or other regulatory authorities to make this Agreement comply with the Listing Rules, listing policies, decisions or guidelines.

8.5	This Agreement shall be written in Chinese and made in eleven counterparts, one of which shall be held by Party A, Party B’s Subsidiaries and Party C respectively.

8.6

The appendices hereto shall constitute an integral part of this Agreement and shall have the same legal effect as the remaining parts of this Agreement.. This Agreement and its appendices shall constitute the entire agreement concerning the transaction under this Agreement, and shall supersede any and all communication, commitments, understandings or other discussions made with respect to the subject matter hereunder orally or in writing.

8.7	Any amendment or supplement to this Agreement shall be made in written form, and may be effective only after it is validly signed by the Parties to this Agreement.

8.8

The rights and obligations under this Agreement shall be legally binding on the transferees or successors of the Parties’ rights or obligations (regardless of whether such transfer of rights and obligations arise from acquisition, reorganization, inheritance, assignment or other reasons). If Party B ceases to have its legal person status due to its merger, division, dissolution, termination, closure, liquidation or any other reason, or in the event of any circumstance that may affect Party B’s exercise of its rights as Party C’s shareholder, then any of Party B’s successors, administrators or liquidators shall cooperate with other parties to this Agreement in making necessary arrangements and executing all necessary documents to prevent such successors, administrators or liquidators from damaging or hindering the performance of this Agreement.

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Party A: Beijing Dexin Dongfang Network Technology Co., Ltd. (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party B: New Oriental Education Technology Group Limited (Beijing) (Seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party B: Linzhi Tencent Technology Co., Ltd. (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

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Party B:

Tianjin Xuncheng Yiyue Technology Partnership Enterprise (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Luyue Technology Partnership Enterprise (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Bayue Technology Partnership Enterprise (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Jiuyue Technology Partnership Enterprise (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party B:

Tianjin Xuncheng Shiyue Technology Partnership Enterprise (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Shieryue Technology Partnership Enterprise (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Shisanyue Technology Partnership Enterprise (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party C: Beijing New Oriental-Xuncheng Network Technologies Co., Ltd. (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Appendix I: Party B

Party C’s existing shareholders and their respective contributions to and shares in Party C’s registered capital

Company Name	Subscribed Registered Capital (RMB10,000)	Shares in the Registered Capital
New Oriental Education Technology Group Limited	122,351,229	74.4945%
Linzhi Tencent Technology Co., Ltd.	22,125,000	13.4710%
Tianjin Xuncheng Yiyue Technology Partnership (L.P.)	I, 137,840	0.6928%
Tianjin Xuncheng Luyue Technology Partnership (L.P.)	3,006,997	1.8308%
Tianjin Xuncheng Bayue Technology Partnership (L.P.)	1,399,874	0.8523%
Tianjin Xuncheng Jiuyue Technology Partnership (L.P.)	2,894,873	1.7626%
Tianjin Xuncheng Shiyue Technology Partnership (L.P.)	2,875,275	1.7506%
Tianjin Xuncheng Shieryue Technology Partnership (L.P.)	1,474,789	0.8979%
Tianjin Xuncheng Shisanyue Technology Partnership (L.P.)	6,976, 123	4.2475%

Total	164,242,000	100%

Appendix II

Equity Transfer Contract

This Equity Transfer Contract (hereinafter this “Contract”) is entered into by and between the Parties in [                    ] City, PRC, on                     :

The Transferor: [                    ], with its Uniform Social Credit Code being [                    ] and its registered address at [                    ]; and

The Transferee: [                    ]

The foregoing parties agree as follows with respect to the equity transfer through friendly consultation:

1.    The Transferor agrees to transfer the [    ]% equity interest held by it in Beijing New Oriental-Xuncheng Network Technology Co., Ltd. to the Transferee for a price of RMB[            ], and the Transferee agrees to accept the transfer of such Subject Matter Equity.

2.    Upon completing the transfer of the Subject Matter Equity, the Transferor shall cease to enjoy the rights to such Subject Matter Equity and cease to assume the obligations for such Subject Matter Equity as shareholder, and the Transferee shall enjoy the rights to such Subject Matter Equity as shareholder and assume the obligations for such Subject Matter Equity as shareholder.

3.    For any matters not addressed herein, the Parties may execute a supplementary agreement.

4.    This Contract shall be effective as of the date it is signed by the Parties.

5.    This Contract shall be made in four counterparts, one of which shall be held by either party, and the others of which shall be used for handling business registration changes.

The Transferor: [                    ]

By:

The Transferee: [                    ]

By:

Appendix III

Letter of Consent

To: Beijing Dexin Dongfang Network Technology Co., Ltd.

As one of the shareholders of Beijing New Oriental Xuncheng Network Technology Co., Ltd. (hereinafter the “Company”), we (our Company) hereby agree and acknowledge as follows:

1.

we agree and accept all the terms and conditions of the Exclusive Option Agreement executed by us and the Company as one party and Beijing Dexin Dongfang Network Technology Co., Ltd as the other party (hereinafter the “WFOE”) on [                    ].

2.	we agree to waive the preemptive right to purchase when the Company’s other shareholders transfer the equity interest held by them in the Company to the WFOE and its designated third party.

3.

we agree that, when the Company’s other shareholders transfer the equity interest held by them in the Company to the WFOE and its designated third party, we will execute or provide all necessary documents required for handling the equity transfer registration, and cooperate in handling all formalities for transferring the equity interest held by us in the Company to the WFOE or its designated third party.

Regards,

[            ]

By:

Date:

Appendix IV

Option Exercise Notice

To:	All the shareholders of Beijing New Oriental Xuncheng Network Technology Co., Ltd.; and
Beijing New Oriental Xuncheng Network Technology Co.

WHEREAS, we have executed a certain Exclusive Option Purchase Option Agreement with you on [                    ], which provides that to the extent permitted by relevant PRC laws and regulations, you shall, at our request, sell the equity interest held by you in Beijing New Oriental Xuncheng Network Technology Co., Ltd. to us or our designated transferee.

NOW, THEREFORE, we hereby notify you of the following:

We hereby request to exercise the option under the Exclusive Option Purchase Option Agreement so that we/our designated transferee [                    ] purchases the [    ]% equity interest held by you in the registered capital of Beijing New Oriental Xuncheng Network Technology Co., Ltd. (hereinafter the “Proposed Equity”). We would appreciate your assistance in handling the necessary formalities for transferring the Proposed Equity to us/our designated transferee pursuant to the Exclusive Option Purchase Option Agreement promptly upon receipt of this notice.

Beijing Dexin Dongfang Network Technology Co., Ltd. (Seal)

By:
Name:
Title:
Date: